EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 22, 2005 on the financial statements of SmartVideo Technologies, Inc., for the year ended December 31, 2004 included herein. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Sherb & Co, LLP
Boca Raton, Florida
June 29, 2005